                             CONTRIBUTION AGREEMENT

          Contribution Agreement, dated as of March 18, 1994 ("Contribution Agreement" or "Agreement"), by and among CFHF Partners, L.P., a Delaware limited partnership ("CFH"), Towers Financial Corporation ("Towers"), a Delaware corporation on behalf of itself and such of its subsidiaries as have any right, title and interest in any of the Towers Assets (hereinafter defined), Towers Collection Service, Incorporated ("Towers Collection") and Healthcare Partners, L.P., a Delaware limited partnership ("Partnership").

                                     GENERAL

          Towers together with certain of Towers' subsidiaries (collectively, the "Towers Entities") filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (together with applicable provisions of Title 28 of the United States Code, as amended from time to time, the "Bankruptcy Code") on March 25 and 26, April 29 and May 20, 1993. The case (case number 93 B 41558(PBA)) (the "Bankruptcy Case") is currently pending in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). CFH has proposed to Alan Cohen as chapter 11 trustee (the "Trustee") of Towers and the other Towers Entities to form a joint venture limited partnership with CFH as general partner and Towers as general partner.

          This Agreement provides for the terms and conditions of the various transactions ("Transactions") pursuant to which Towers shall at the Closing on the Closing Date (both as defined below) contribute certain (as described herein) of its assets and liabilities to the Partnership, which the Partnership shall accept and assume, and CFH shall at the Closing contribute certain assets to the Partnership, which the Partnership shall accept, after which contributions, CFH shall continue as a general partner of the Partnership, Towers shall be admitted by and to the Partnership as a general partner and a new subsidiary of Towers, Towers Limited Partner Subsidiary Corp., shall be admitted to the Partnership as a limited partner, replacing an affiliate of CFH. The Amended and Restated Agreement of Limited Partnership, which shall govern the Partnership after the Closing, is set forth as Exhibit A to this Agreement and is referred to herein as the "Partnership Agreement."

                                   AGREEMENTS
                                   ----------

          The parties hereto agree as follows:

                                   ARTICLE I.
                                   ----------

                                THE TRANSACTIONS
                                ----------------

          1.1. Entry into Partnership of Towers and Additional Capital Contribution of CFH. (a) At the Closing on the Closing Date, Towers and CFH shall execute and deliver the Partnership Agreement and, simultaneously therewith, the contributions provided below in this Section 1.1 shall be made to and accepted or assumed by the Partnership.

               (b) Towers shall contribute to the Partnership $20,000,000 in cash and all of its right, title and interest in and to only certain of its assets (the "Towers Assets") as described in Schedule 1.1(b) to this Contribution Agreement and the Partnership shall assume (and thereby agree fully and timely to pay and perform) certain corresponding liabilities (the "Towers Liabilities") as described in Schedule 1.1(b) to this Contribution Agreement, and Towers shall be admitted to the Partnership as a general partner, and shall receive a general partnership interest in the Partnership as set forth in the Partnership Agreement. Towers Limited Partner Subsidiary Corp. shall contribute $1 in cash and shall be admitted to the Partnership as a limited partner, replacing an affiliate of CFH, and Towers Limited Partner Subsidiary Corp. shall receive a limited partnership interest in the Partnership as set forth in the Partnership Agreement. The Towers Assets shall be contributed free and clear of all liens, claims, interests and encumbrances (other than the Towers Liabilities).

               (c) CFH, sole general partner of the Partnership prior to consummation of the Transactions, shall, at the Closing on the Closing Date, contribute to the Partnership the additional capital contribution consisting of
(i) $5,000,000 in cash, and (ii) the Software as described in Schedule 1.1(c)-Part A to this Contribution Agreement, and (iii) the assets listed on
Schedule 1.1(c)-Part B to this Contribution Agreement (the items referred to in clauses (ii) and (iii) (collectively, the "CFH Assets")). In all events, the Partnership is hereby granted an unlimited right to use the CFH Assets. CFH shall continue as a general partner of the Partnership, and CFH shall hold a general partnership interest in the Partnership as set forth in the Partnership Agreement. The CFH Assets shall be contributed free and clear of all liens, adverse claims, interests and encumbrances except that CFH makes no representation or warranty regarding the consequences of the rights of (x) the holders of the Non-Voting Preferred Stock (the "Preferred Holders") of Lightship Acquisition Corp., a Delaware corporation ("LAC") with respect to the transfer of substantially all the assets of LAC, and (y) American Insured Receivables Fund,

Inc. ("Amerifund") pursuant to that certain Bill of Sale between LAC and Amerifund dated as of October 27, 1993 (the "Bill of Sale") (the items referred to in (x) and (y) being referred to as the "Exceptions").

          1.2. Ownership of Partnership. Immediately following the Closing, the Partnership shall be owned and its partners shall be as set forth in the Partnership Agreement.

          1.3. Deliveries. At the Closing on the Closing Date the deliveries described in Section 8.2 shall be completed.

                                   ARTICLE II.
                                   -----------

                    REPRESENTATIONS AND WARRANTIES OF TOWERS
                    ----------------------------------------

          The Towers Entities hereby jointly and severally represent and warrant to CFH and the Partnership, solely for the purposes of Section 4.2 below, as follows:

          2.1. Authority and Capacity. On February 2, 1994 the Bankruptcy Court entered an order (the "Approval Order") authorizing and approving the Transactions, pursuant to which the Towers Entities have all requisite legal capacity to enter into this Agreement, to perform all of the terms and conditions contained herein and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Towers and Towers Collection.

          2.2. No Conflicts. Upon the entry by the Bankruptcy Court of the Approval Order, the authorization, execution and delivery of this Agreement by Towers and Towers Collection and the consummation of the transactions contemplated hereby by Towers and Towers Collection shall not violate any provision of any law, statute, ordinance, rule or regulation or judicial or administrative order, writ, award, judgment, injunction or decree applicable to Towers or Towers Collection (other than with respect to the contribution of Towers' right, title and interest in and to the capital stock of Towers International Reinsurance Corporation ("TIRC"), as to which no representation or warranty is made).

          2.3. Governmental Approvals. Upon the entry by the Bankruptcy Court of the Approval Order, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require any Towers Entity to obtain any consent, approval or action of, or make any filing with or give any notice to, any governmental, administrative or regulatory body or judicial agency or authority, except where the failure to obtain such consents, approvals or actions, to make such filing or give such notice would not have a material adverse effect on the business, operations or condition (financial or otherwise) of the Partnership.

                                  ARTICLE III.
                                  ------------

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                    OF CFH; DISCLAIMER OF RECOURSE TO TOWERS
                    ----------------------------------------

          3.1. CFH. CFH represents and warrants to the Towers Entities and the Partnership as --- follows:

               (a) Organization. CFH is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own its properties and to carry on its business as now being conducted.

               (b) Authorization. CFH has full power and authority to enter into this Agreement and the Partnership Agreement, to perform all of the terms and conditions contained herein and therein and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Partnership Agreement and the agreements referred to herein and therein by CFH have been duly and validly authorized and approved by CFH, and no other actions are necessary on the part of CFH to authorize this Agreement, the Partnership Agreement, the agreements referred to herein and therein and the transactions contemplated hereby or thereby. This Agreement, the Partnership Agreement and the other documents, instruments and certificates contemplated herein and therein constitute valid and binding agreements of CFH enforceable against CFH in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' right generally and by general principles of equity.

               (c) No Conflicts. The authorization, execution and delivery of this Agreement and the Partnership Agreement by CFH and the consummation of the transactions contemplated hereby and thereby by CFH shall not (i) violate any provision of any law, statute, ordinance, rule or regulation or judicial or administrative order, writ, award, judgment, injunction or decree applicable to CFH, LAC or Lightship Financial Group, Inc., a Delaware corporation ("LFG"), including, without limitation, any provision of law or governmental order of Barbados with respect to the transfer of ownership of TIRC or (ii) except for the Exceptions, conflict with the terms, conditions or provisions of the charter documents or bylaws of CFH, LAC or LFG, or any agreement, commitment or other instrument binding upon CFH, LAC or LFG or their respective property.

               (d) Governmental Approvals. Upon the entry by the Bankruptcy Court of the Approval Order, (i) the execution and delivery of this Agreement and the Partnership Agreement by CFH and the consummation of the transactions contemplated hereby and thereby will not require CFH, LAC or LFG to obtain any consent, approval or action of, or make any filing with or give any notice to any governmental, administrative or regulatory body or judicial agency or authority, and (ii) all requisite approvals, orders and permits required to operate the current and proposed business of CFH and the Partnership in accordance with applicable laws, rules and regulations will have been obtained, except in either case (i) or (ii) of this Section 3.1(d), where the failure to obtain such consents, approvals or actions, to make such filing or give such notice would not have a material adverse effect on the business, operations or condition (financial or otherwise) of CFH or the Partnership; provided, however, that at Tower's option, the Towers Entities' right, title and interest in and to the capital stock of TIRC may be excluded from the Towers Assets by notice to CFH, if CFH's representation and warranty in this Section 3.1(d) would not be true and correct (without giving effect to the foregoing exception) as a result of any such interest in such capital stock being a part of the Towers Assets.

          (e) Broker's or Finder's Fees. CFH has not authorized any person or entity to act as broker, finder or in any other similar capacity, and has not incurred any obligations to any such person or entity, in connection with the transactions contemplated by this Agreement.

          (f) Ownership of CFH. All outstanding interests in CFH are owned by John T. Hall, or companies wholly-owned by John T. Hall.

          (g) Intellectual Property Assets. Subject to the Exceptions, as of the Closing Date CFH is the sole and exclusive owner of the proprietary system developed by CFH, LFG or Electronic Data Systems Corporation, specifically for the business of the Partnership, and used for the purpose of underwriting, funding, tracking and collecting of receivables from health care providers and for billing and accounts receivables management and analysis for health care providers (and referred to herein as the "Software"). The Software is used and is intended for the purpose of the underwriting, funding, tracking and collection of medical receivables and for billing and accounts receivables management and analysis for health care providers as described in the proposal submitted to the Trustee. Subject to the Exceptions, CFH has full power and authority to grant the rights herein granted without the consent of any other person or entity. The Software works and operates for its intended purpose. The Software and associated written documentation is confidential and, subject to the Exceptions, proprietary thereto. Subject to the Exceptions, CFH has the exclusive right to use the Software and (l) no person or entity has a license to use it or has any claim against CFH, LFG or LAC which may arise from the existence of such proprietary systems (other than LFG and LAC which is hereby granted a license to use the Software to service the loan portfolio described in
Schedule 3.1(g)) and (2) no outstanding order, decree, judgment or stipulation, and no proceeding charging CFH, LFG or LAC with infringement of any intellectual property rights, including, but not limited to, patent, copyright and trade secret rights, has been served upon CFH, LFG or LAC or is threatened to be filed, and the use of the Software will not result in the infringement of any such intellectual property rights.

               (h) Representations Regarding LAC and LFG. Each of the representations and warranties set forth on Annex A hereto are hereby incorporated by reference into this Section 3.1 and made a part hereof.

               (i) CFH Assets Transferred Free and Clear of Liens. The CFH Assets shall be transferred to the Partnership free and clear of all liens, obligations and liabilities of CFH, LAC or LFG arising prior to the Closing Date (it being agreed by the parties hereto that obligations arising after the Closing Date, other than in connection with breaches on or prior to the Closing Date, under any CFH Assets consisting of contracts conveyed hereby to the Partnership shall be obligations of the Partnership).

               (j) Source of Capital Contributions; Capitalization. Capital contributions to CFH of $1,000,000 in demand promissory notes bearing 6% interest per annum with John T. Hall as maker of such note and in form and substance satisfactory to the Trustee, have been made. As of the Closing, the aggregate net worth of CFH, exclusive of its Partnership interest in the Partnership, shall be at least $1,000,000.

               (k) No CFH Claim. Neither CFH nor any partner in CFH owns a beneficial interest in any "claim" (as defined in ss. 101 of the Bankruptcy
Code) against Towers or any Towers Entity.

          3.2. Towers. CFH ACKNOWLEDGES AND AGREES THAT THE TOWERS ENTITIES MAKE NO REPRESENTATIONS OR WARRANTIES EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE REGARDING THE TOWERS ASSETS OR TOWERS LIABILITIES. THE TOWERS ASSETS ARE TRANSFERRED "AS IS; WHERE IS." THERE ARE NO ORAL OR WRITTEN AGREEMENTS OR WARRANTIES COLLATERAL TO OR AFFECTING THIS AGREEMENT. NEITHER THE PARTNERSHIP NOR CFH SHALL HAVE RECOURSE AGAINST ANY TOWERS ENTITY, ANY PARTY IN INTEREST OF ANY TOWERS ENTITY, THE TRUSTEE APPOINTED IN THE BANKRUPTCY CASE AND THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS AND ADVISORS. THE PARTNERSHIP AND CFH AGREE NOT TO ASSERT ANY CLAIM, DEFENSE, OR OTHER POSITION INCONSISTENT WITH OR CONTRARY TO THE FOREGOING.



                                   ARTICLE IV.
                                   -----------

                                   CONDITIONS
                                   ----------

          4.1. Conditions to Obligation of Towers. The obligation of the Towers Entities to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

               (a) CFH's Ongoing Credit Support. (i) CFH shall have provided to Towers, at least ten (10) days prior to any Bankruptcy Court ordered auction sale of the Towers assets provided for herein, a commitment or commitments from a financial or investment institution satisfactory in form and substance to the Trustee attesting to their belief and expectation that CFH is able to provide the financial commitments contemplated in Section 7.3 of the Partnership Agreement; and

                    (ii) CFH shall have provided to Towers, immediately prior to the Closing (and in no event more than fifteen (15) business days after entry by the Bankruptcy Court of the Approval Order) evidence satisfactory in form and substance to the Trustee, (A) that the commitments provided for in Section 4.1(a)(i) above remain in effect as of the Closing Date and (B) either (I) that CFH is ready, willing and able to provide first loss guarantees in an amount up to $20 million sufficient to induce lenders initially to lend $50 million to the Partnership, which lenders have provided written commitments thereof satisfactory in form and substance to the Trustee; or (II) that CFH will make available $20 million cash to be used by the Partnership to make loans.

          The Towers Entities and the Trustee agree to waive the conditions in this Section 4.1(a).

               (b) Truth of Representations and Warranties of this Agreement. The representations and warranties made by CFH in Section 3.1 of this Agreement shall be true and correct in all material respects on and as of the Closing Date. The agreements of CFH and the Partnership in Section 3.2 of this Agreement shall have been fulfilled at all times prior to the Closing Date.

               (c) Non-Competition Agreements. John T. Hall shall have entered into a non-competition agreement substantially similar to Section 7.2 of the Partnership Agreement and otherwise in form and substance satisfactory to the Trustee.

          4.2. Conditions to Obligation of CFH. The obligation of CFH to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the condition that the representations and warranties made by the Towers Entities in Article II of this Agreement shall be true and correct in all material respects on and as of the Closing Date, except that any representation or warranty that relates to a specific date shall be true and correct in all material respects on and as of that date.


          4.3. Conditions to Obligations of CFH and Towers. The obligation of each of CFH and Towers to consummate the transactions contemplated by this Agreement is subject to the entry by the Bankruptcy Court of the Approval Order as to which no stay is in effect.

                                   ARTICLE V.
                                   ----------

                                    EMPLOYEES
                                    ---------

          5.1. Towers Employees. With regard to all persons that have been employed or are currently employed by any of Towers Entities ("Towers Employees"):

               (a) Termination/Offer of Employment. The Partnership shall not be obligated to employ any Towers Employees, but the Partnership may, in its sole discretion, choose to offer employment to certain of such employees.

               (b) No Liability of CFH. Neither CFH nor the Partnership shall have any liability, obligation or responsibility of any nature whatsoever with respect to persons who were Towers Employees prior to the Closing Date arising out of or relating to such persons' employment by any of the Towers Entities prior to the Closing Date. Without limiting the generality of the immediately preceding sentence, neither CFH nor the Partnership shall have any liability, obligation or responsibility with respect to wages, salaries, vacation pay, employee benefits whether insured or otherwise (including, but not limited to, life insurance, medical and disability programs), pensions, profit sharing, employment contracts or severance payments, if any, relating to any Towers Entities arising out of or relating to such persons' employment by Towers or any of the Towers Entities prior to the Closing Date. In addition, with respect to any Towers Employees whom the Partnership may hire, it is agreed that the Partnership shall not be required in any way to give such persons, in respect of any of the Towers Entities' benefit plans for which they may be eligible, any past service credit based on such persons' participation in employee benefit plans of the Partnership.

          5.2. Lightship Employees. With regard to all persons that have been employed or are currently employed by LAC or LFG ("Lightship Employees"):

               (a) Termination/Offer of Employment. The Partnership shall not be obligated to employ any Lightship Employees, but the Partnership may, in its sole discretion, choose to offer employment to certain of such employees.


               (b) No Liability of Towers. Neither Towers nor the Partnership shall have any liability, obligation or responsibility of any nature whatsoever with respect to persons who were Lightship Employees prior to the Closing Date arising out of or relating to such persons' employment by LAC or LFG prior to the Closing Date. Without limiting the generality of the immediately preceding sentence, neither Towers nor the

Partnership shall have any liability, obligation or responsibility with respect to wages, salaries, vacation pay, employee benefits whether insured or otherwise (including, but not limited to, life insurance, medical and disability programs), pensions, profit sharing, employment contracts or severance payments, if any, relating to LAC or LFG arising out of or relating to such persons' employment by LAC or LFG prior to the Closing Date. In addition, with respect to any Lightship Employees whom the Partnership may hire, it is agreed that the Partnership shall not be required in any way to give such persons, in respect of LAC or LFG benefit plans for which they may be eligible, any past service credit based on such persons' participation in employee benefit plans of the Partnership.

                                   ARTICLE VI.
                                   -----------

                              INTERIM ARRANGEMENTS
                              --------------------

          6.1. From and after the Closing Date: The Partnership shall reimburse each of the Towers Entities for their respective expenses allocable to the use by the Partnership of designated (i) space currently leased by any Towers Entity; (ii) employees of any Towers Entity; and (iii) computers and related equipment and software leased by any Towers Entity and related personnel costs. The Partnership shall not thereby acquire any ownership interest therein. On the date of this Agreement, the Partnership will identify to Towers the amount of office space desired to be used by the Partnership and the computer equipment and related software and the employees of Towers required by the Partnership to carry on the business of the Partnership. For such time as the Partnership shall make use of such space, the Partnership shall pay Towers the Partnership's proportionate share of the rent and utilities incurred by Towers computed on a ratio of square footage identified for use by the Partnership divided by total square footage leased by Towers. The Partnership shall also pay for all employee costs, including salary and employee benefits for the employees designated by it and the equipment lease payments incurred by any Towers Entity for the use of the computer equipment and software. The Partnership may change its designation of office space and equipment on thirty (30) days' written notice to Towers and employee designations on fifteen (15) days' written notice to Towers. Upon 30 days' prior written notice by the Partnership to Towers, the Partnership shall have the right to request the Towers Entities to apply to the Bankruptcy Court to assume and assign to the Partnership any equipment, software or office space lease to which a Towers Entity is a party with any "cure" or other payments required by the Bankruptcy Court in connection therewith to be paid by the Partnership. The agreements in this Article VI may be terminated by either the Partnership or Towers upon forty (40) days' prior written notice to the other party but will otherwise remain in full force and effect for six (6) months from Closing.

                                  ARTICLE VII.
                                  ------------

                              COLLECTION OPERATIONS
                              ---------------------

          7.1. Use of Facilities. The Partnership shall provide Towers and/or Towers Collection such office space within the Partnership's operating facility and use of computers, computer systems, all other equipment and related personnel as is necessary for Towers and/or Towers Collection to conduct the collection business presently conducted by Towers, Towers Collection and their affiliates in scope and manner mutually agreed by the Partnership and Towers (the "Collection Business"). The operating facility made available by the Partnership shall be in a location where the Collection Business can efficiently retain sufficient personnel to operate the Collection Business in a proper manner. All costs and expenses of the Collection Business other than those expressly provided for herein shall be the sole responsibility of Towers and/or Towers Collection.

          7.2. Managerial Support. The Partnership shall provide to Towers and/or Towers Collection such managerial assistance and related oversight, including, without limitation, the full or part time attention of up to four management information system personnel, and asset control and tracking services as Towers and/or Towers Collection may reasonably request. Towers and/or Towers Collection shall retain all rights and responsibilities to operate the Collection Business and may accept or reject the managerial or oversight advice as, in its business judgment, Towers and/or Towers Collection sees fit.

          7.3. Fee for Use of Facilities and Managerial Support. For a period of five (5) years from the Closing Date, as compensation for the use of facilities and managerial support provided by the Partnership to Towers and/or Towers Collection, Towers and/or Towers Collection shall pay to the Partnership an annual fee of $400,000, payable in quarterly portions of $100,000 each; provided, however, that if Towers and/or Towers Collection provide notice of the cancellation of the provisions of this Article VII within 90 days after the Closing, then no fee shall be owed or paid to the Partnership pursuant to this
Section 7.3 and the Partnership shall not be required to pay or reimburse Towers for the expenses referred to in clauses (i) and (iii) of the first sentence of
Section 6.1 with respect to the Collection Business. On the third anniversary of the Closing Date, this annual fee will be adjusted to increase in percentage by the percentage increase, if any, in the Consumer Price Index (All Urban Consumers, 1982-84=100, Bureau of Labor Statistics) from the Closing Date until the third anniversary of the Closing Date. Such increase will be effective for the remaining two years of this agreement.

          7.4. Indemnification. Towers and Towers Collection agree that they will indemnify the Partnership against any claims, suits or proceedings by third parties arising out of or related to the services performed by the Partnership to the same extent as such indemnification is provided for the General Partners in Section 6.11 of the Partnership Agreement. The Partnership also agrees that it will indemnify Towers and Towers Collection against any Damages (as defined in Section 10.2) arising out of or related to the services performed by the Partnership to the same extent as such indemnification is provided for the Limited Partners in Section 8.3 of the Partnership Agreement.

          7.5. Business Referred to Towers Collection. The Partnership may, although it is not required to, refer collection business to Towers Collection. If any business is so referred to Towers Collection, Towers Collection agrees to pay the partnership a mutually agreeable commission expressed as a percentage of the amounts collected on terms no less favorable to Towers Collection as such commission may be charged by an unaffiliated third party for referring similar collection business to Towers Collection.

          7.6. Option to Purchase. For a period of 30 days after (i) the fifth anniversary of the Closing or (ii) if sooner terminated pursuant to Section 7.9, the date of termination, other than due to an uncured default by, or the bankruptcy of, the Partnership, the Partnership shall have the right (but not the obligation) to purchase the then existing assets and assume the related liabilities of the Collection Business for a price (not less than $1) equal to five (5) times the audited pre-tax income of the Collection Business computed pursuant to generally accepted accounting principles for the preceding twelve
(12) months. Upon the consummation of such a purchase, no further amounts shall be owing by any Towers Entities pursuant to Section 7.3 or otherwise pursuant to this Article VII. The Trustee, Towers, Towers Collection and its affiliates may retain any of the original books, records or other information (including computer tapes or disks) of the Collection Business but will provide copies (and reasonable access to the originals) of such books, records or other information to the Partnership. The option to purchase provided by this Section 7.6 will lapse and cease to be effective 30 days after either (x) the fifth anniversary of the Closing or (y) the date the provisions of this Article VII are terminated pursuant to Section 7.9.

          7.7. Costs and Economic Risks. Except as expressly provided herein, in conducting the Collection Business Towers and/or Towers Collection shall (i) remain liable for all costs and expenses; (ii) be entitled to all economic benefits; and (iii) assume all economic risks.

          7.8. Dissolution of Towers. If Towers is ordered dissolved pursuant to a final, non-appealable order confirming a plan of reorganization or any liquidation under either Chapter 11 or Chapter 7 of the Bankruptcy Code or Towers is for any other reason dissolved or liquidated, then prior to any such dissolution or liquidation, at Towers' option Towers, Towers Collection and any other Towers Entity may transfer to the Partnership all of their respective right, title and interest in the assets (excluding cash or cash equivalents) representing the Collection Business for One ($1.00) Dollar plus the amortized cost of computers and other equipment purchased (with the approval of the Partnership) by the Collection Business after the date of Closing.

          7.9. Duration. The provisions of this Article VII, except for the indemnifications provided in Section 7.4 which shall survive without limitation, shall remain in full force and effect for a period of five (5) years from Closing unless canceled (a) by Towers or Towers Collection upon ten (10) days' written notice to the Partnership; (b) by the Partnership if Towers or Towers Collection is in material default of its obligations to the Partnership and such material default remains uncured after sixty (60) days' written notice by the Partnership to Towers and Towers Collection of such default; or (c) by mutual agreement by Towers, Towers Collection and the Partnership. Without limiting the generality of the foregoing, the fee provided in Section 7.3 shall cease upon any such cancellation.

                                  ARTICLE VIII.
                                  -------------

                                     CLOSING
                                     -------

          8.1. Closing. Unless this Agreement shall have been terminated pursuant to Article IX hereof, the closing (the "Closing") shall be held not earlier than ten days after entry by the Bankruptcy Court of the Approval Order, as to which no stay is in effect, as soon thereafter as all the conditions in
Article IV have been satisfied or waived in writing by the appropriate party, but no later than March 31, 1994 (the date of actual closing being referred to herein as the "Closing Date") at the offices of Fried, Frank, Harris, Shriver & Jacobson, counsel to the Trustee, at 10:00 A.M., in New York, New York, or at such other time and place as shall be mutually agreed upon by the parties.

          8.2. Deliveries at Closing. At the Closing, the parties shall deliver, or cause to be delivered, agreements and instruments mutually satisfactory to the Towers Entities and CFH to accomplish the transfers and/or assumptions of the Towers Assets and Towers Liabilities and the CFH Assets to the Partnership, not inconsistent with the terms of this Agreement and without recourse to the Towers Entities or the Trustee. The Partnership shall pay all sales and transfer taxes payable on the transfer and conveyance of the Towers Assets and the CFH Assets except to the extent the Bankruptcy Court rules such transfer and conveyance to be exempt from such taxes.

                                   ARTICLE IX.
                                   -----------

                          TERMINATION PRIOR TO CLOSING
                          ----------------------------

          9.1. Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time on or before the Closing Date:

               (a) by a written agreement signed by CFH, Towers and Towers Collection; or

               (b) by any party or parties whose obligation to close or complete the transactions herein contemplated is conditioned upon an event or matter which shall not have occurred, been satisfied, completed or waived by such party or parties on the Closing Date upon written notice from such party or parties; or

               (c) by CFH or Towers by written notice to the other parties hereto if the Closing has not occurred by March 31, 1994, unless extended by written agreement by CFH and Towers.

          9.2. Procedure Upon Termination. If this Agreement shall have been terminated pursuant to Section 9.1:

               (a) each party will redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

               (b) no party hereto shall have any further liability or further obligation to any other party to this Agreement; provided, however, that any termination pursuant to Section 9.1(b) or (c) shall not relieve any party whose failure to fulfill an obligation under this Agreement was the cause of the failure of the Closing to occur, from any liability to the other parties hereto.

                                   ARTICLE X.
                                   ----------

                                 INDEMNIFICATION
                                 ---------------

          10.1. Survival of Representations and Warranties. The representations and warranties of the parties contained herein shall survive the Closing Date or the termination of this Agreement in accordance with Article IX hereof and for a period of three years from the Closing Date (except for the representations, warranties or other obligations of any Towers Entity pursuant to Article II which shall not survive the Closing and except that Section 3.2 shall survive without limitation); provided, however, that if any claim is made within such three year period such claim shall survive thereafter.

          10.2. Indemnification by the Partnership. If the Closing shall occur, the Partnership shall indemnify, defend and hold each of the Towers Entities and each of the Trustee appointed for any Towers Entity in the Bankruptcy Case and their respective affiliates, directors, officers, employees, agents, attorneys and advisors harmless from, against and in respect of any claim, loss, liability, obligation, damage, judgment or expense (including reasonable attorneys' fees and expenses) ("Damages") incurred by it or them or anyone of them arising from or in connection with the Towers Liabilities assumed by the Partnership pursuant to Section 1.1(b) hereof, or arising from or in connection with the Towers Assets or the CFH Assets transferred to the Partnership pursuant to Section 1.1(b) or (c), but not including any Damages arising from or in connection with the liabilities of Towers retained by Towers.

          10.3. Indemnification by CFH. CFH shall indemnify, defend and hold the Partnership, each of the Towers Entities, the Trustee appointed for any Towers Entity in the Bankruptcy Case, and their respective affiliates, directors, officers, employees, agents, attorneys and advisors harmless from, against and in respect of any claim, loss, liability, obligation, damage, judgment or expense (including reasonable attorneys' fees and expenses) ("Damages") incurred by it or them or any one of them (regardless of any disclosure by CFH or investigation made by or on behalf of any of the parties to be indemnified) arising from or in connection with (i) any breach by CFH of any of the representations, warranties or agreements made by CFH in this Agreement or (ii) the authorization, execution and delivery of this Agreement and the Partnership Agreement by CFH and the consummation of the transactions contemplated hereby and thereby conflicting with or breaching the terms, conditions or provisions of the charter documents or by-laws of LAC or LFG, or any agreement, commitment or other instrument binding upon LAC or LFG or their respective property.

          10.4. Notice of Claims. Whenever any claim arises for indemnification hereunder, the party seeking to enforce its indemnification rights (the "Indemnified Party") shall notify the party against whom indemnification is sought (the "Indemnifying Party") promptly after the Indemnified Party has actual knowledge of the facts constituting the basis for such claim. Such notice shall specify all material facts known to the Indemnified Party giving rise to such claim for indemnification and the amount of such claim to the extent alleged or otherwise determinable, but the failure to give such notice shall not limit the obligation of the Indemnifying Party except to the extent of actual prejudice.


          10.5. Right to Defend. In connection with any potential claim for indemnification involving a threatened claim or demand by a third party against the Indemnified Party, the Indemnifying Party shall be entitled to defend such claim or demand in the name of the Indemnified Party at the Indemnifying Party's expense and through counsel of its choosing (but reasonably acceptable to the Indemnified Party) if the Indemnifying Party gives written notice of its intention to do so to the Indemnified Party within five days after receipt of notice of the claim or demand. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of its own choosing. If the Indemnifying Party fails to give notice to the Indemnified Party in a timely manner of its acceptance of the defense of a claim or demand, the Indemnified Party shall have the right, but not the obligation, to defend against such claim or demand and make any compromise or settlement thereof and recover all Damages resulting therefrom from the Indemnifying Party.

          10.6. Cooperation. Whether or not the Indemnifying Party chooses to defend a claim, the parties hereto shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim that may give rise to a claim or potential claim for indemnification hereunder.

                                   ARTICLE XI.
                                   -----------

                               GENERAL PROVISIONS
                               ------------------

          11.1. Entire Agreement. This Agreement (including all Exhibits and Schedules hereto) embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings between the parties with respect to such subject matter.

          11.2. Amendment. This Agreement may be amended only by an instrument in writing signed by all of the parties hereto and the Official Committee of Unsecured Creditors of Towers Financial Corporation (so long as such committee is in existence).

          11.3. Waiver of Compliance. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by each party entitled to the benefit thereof, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          11.4. Expenses. CFH shall be granted reimbursement by Towers for the amount of reasonable legal fees, accounting, travel, and related expenses actually incurred by CFH (or on its behalf) since October 1, 1993 in undertaking its due diligence of Towers' assets and liabilities and preparing and/or negotiating the Interim Agreement, Pre-Closing Agreement, Contribution Agreement and the Partnership Agreement, up to $300,000 (subject to review and approval by the Bankruptcy Court as to reasonableness but not entitlement). Except as otherwise provided in Article X hereof or the first sentence of this Section
11.4 or in the Order of the Bankruptcy Court dated

December 10, 1993, whether or not the transactions contemplated by this Agreement are consummated, each party shall pay its own legal, accounting and other expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated herein. The Partnership shall not pay any fees or expenses referred to in the first sentence of this Section 11.4.

          11.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, five days after mailing by certified mail with postage paid and return receipt requested, or sent by facsimile transmission to the parties at the following addresses and facsimile numbers (or at such other address or facsimile number for a party as such party shall designate in a notice given pursuant to this Section):

              (a)      If to any Towers Entity, to:

                       Towers Financial Corporation
                       417 Fifth Avenue
                       New York, New York  10016
                       Attn:  Alan Cohen, Trustee
                       Facsimile:  (212) 779-7769

with a copy to:

                       Fried, Frank, Harris, Shriver & Jacobson
                       One New York Plaza
                       New York, New York  10004-1980
                       Attn:  Terrence A. Corrigan, Esq.
                       Facsimile:  (212) 820-8587

                       and to the Persons in (c) below

              (b)      If to CFH:

                       CFHF Partners, L.P.
                       11100 Santa Monica Blvd.
                       Suite 1990
                       West Los Angeles, CA  90025
                       Attn:  John Hall
                       Facsimile:  (310) 473-3813

with a copy to:

                       Rogers & Wells
                       200 Park Avenue
                       New York, New York  10166
                       Attn:  Dennis L. Drebsky, Esq.
                       Facsimile:  (212) 878-8375

              (c)      If to the Committee to:

                       Mr. Ronald O. Drake, Co-Chairman
                       The Official Committee of Unsecured
                          Creditors of Towers Financial Corporation
                       LaSalle National Bank
                       One EAB Plaza
                       Uniondale, New York  11555-5729
                       Facsimile:  (516) 296-6506

                       Mr. Derrick Royal, Co-Chairman
                       The Official Committee of Unsecured
                           Creditors of Towers Financial Corporation
                       City of Detroit Police and Fire Retirement System 6525 Lincoln
                       Detroit, Michigan  48202
                       Facsimile:  (313) 871-7024

with a copy to:

                       Winthrop, Stimson, Putnam & Roberts
                       One Battery Park Plaza
                       New York, New York  10004-1490
                       Attn:  Richard L. Epling, Esq.
                       Facsimile:  (212) 858-1500

          11.6. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other parties hereto.

          11.7. Third-Party Beneficiaries. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give any person or entity, other than the parties hereto and their successors and permitted assigns (and the intended indemnitees under Article X), any rights or remedies under or by reason of this Agreement.

          11.8. Governing Law. The Agreement shall be governed by and construed in accordance with the Bankruptcy Code and, to the extent not inconsistent therewith, the law of the State of New York as to all matters, including, but not limited to, matters of validity, construction, effect and performance.

          11.9. Jurisdiction. Each of parties hereto agrees that the Bankruptcy Court shall have sole and exclusive jurisdiction in respect of any dispute or action arising under or in connection with this Agreement and hereby consents to the personal jurisdiction of the Bankruptcy Court in connection with any such action and to service of process upon it at the address set forth in Section 11.5; provided, however, that the refusal of the Bankruptcy Court to exercise or retain such jurisdiction shall not result in any claim or remedy on the part of CFH or the Partnership.

          11.10. Further Assurances. Following the Closing, each of the parties shall, without further consideration, use reasonable efforts to execute and deliver to the other such additional documents and instruments and to take such other actions as the other may reasonably request to carry out the purposes of this Contribution Agreement. Without limiting the generality of the foregoing, Towers and the Partnership hereby authorize and empower each other, from and after the Closing Date, to receive and open (unless the envelope is marked "Personal" or "Confidential") mail addressed to the other, or any Towers Entity, Towers Employee or employee of the Partnership or CFH in such employee's capacity as an employee of a general partner of the Partnership and each agrees to promptly deliver to the other any mail, checks or other documents received by it which belong to, or with respect to which notice is required by, the other, including, but not limited to, any mail, checks or other documents pertaining to the Towers Assets, Towers Liabilities or CFH Assets.

          11.11. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          11.12. Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement on the date first above written.

                                         CFHF Partners, L.P.
                                         By:  CFHF, Inc., General Partner



                                                  By: /s/ John T. Hall
                                                     John T. Hall, President


                                         TOWERS FINANCIAL CORPORATION



                                                  By:  /s/ Alan Cohen
                                                  Title: Trustee


                                         TOWERS COLLECTION SERVICE,
                                           INCORPORATED



                                                  By: /s/ Alan Cohen
                                                  Title: Trustee